Exhibit 99.2

Long-term Safety and Tolerability of Oral Testosterone (LPCN 1021) in Hypogonadal Men: Results from the 52-Week Phase 3 Study (SOAR Trial)

Adrian S. Dobs, MD, MHS1, Mohit Khera, MD2, Christina Wang, MD3, Jed C. Kaminetsky, MD4, Martin M. Miner, MD5, Nachiappan Chidambaram6, Anthony DelConte, MD6,7, Satish Nachaegari6, Mahesh Patel6

1Johns Hopkins University School of Medicine, Baltimore, MD, 2Baylor College of Medicine, Houston, TX, 3Harbor-UCLA Medical Center and Los Angeles Biomedical Research Institute, Torrance, CA, 4University Urology Associates, New York, NY, 5Brown University and the Miriam Hospital, Providence, RI, 6Lipocine, Inc. Salt Lake City, UT, 7Saint Joseph’s University, Philadelphia, PA

Introduction and Objective: LPCN 1021 is a novel oral T undecanoate (TU) formulation, absorbed primarily via lymphatics bypassing the liver. LPCN 1021 previously has been shown to be safe and efficacious after 13 weeks in a randomized, active-controlled Phase 3 study.1 We report the long-term safety and consistency of LPCN 1021 in hypogonadal subjects who continued to receive treatment for up to 52 weeks.

Methods: Hypogonadal patients (serum T levels < 300 ng/dL) were randomized in a 2:1 ratio to LPCN 1021 or AndroGel 1.62% (active control) and titrated to a successful dose of their assigned treatment. The LPCN 1021 dose was adjusted, if necessary, to achieve eugonadal T levels (300 to 1140 ng/dL); active control dosing followed the manufacturer’s recommendations. Following the 13-week efficacy phase, subjects continued to receive their assigned study drug for up to 52 weeks. Subjects returned to the clinic at Weeks 26, 39, and 52 for safety assessments and to provide a 3 to 6 hour post dose blood sample. Safety assessments included an evaluation of adverse events (AEs), clinical laboratory tests, and physical examinations.

Results: 210 subjects were randomized to LPCN 1021 and 105 to active control. Eugonadal T levels were restored with LPCN 1021 (Week 13 mean [SD] Cavg of 446 [171] ng/dL) and were reliably maintained through Week 52. AEs occurred in 67% of LPCN 1021 subjects and 65% of AndroGel 1.62% subjects. No hepatic, cardiac, or drug-related serious AEs occurred. Each of the gastrointestinal AEs reported occurred in 3% or fewer subjects with LPCN 1021. The most common drug-related AEs (ADRs) for LPCN 1021 and AndroGel 1.62% included acne (2.9% and 2.9% respectively), headache (0.5% and 3.8%, respectively), weight increase (2.4% and 0%, respectively), increased hematocrit (1.9% and 0%, respectively), liver enzyme level increased (1.4% and 0%, respectively), fatigue (0.5% vs 1.9%, respectively), and hypertension (0.5% vs 1.9%, respectively). All ADRs reported were mild or moderate in severity. Androgenic ADRs were uncommon in subjects receiving LPCN 1021 with no reports of sleep apnea or oily skin and 1% or fewer subjects reporting peripheral edema and polycythemia. Most lipid parameters (cholesterol, LDL, HDL, and TG) were comparable between treatment groups at Week 52. Liver enzymes were also generally similar between the treatment groups. Androgenic parameters, including hematocrit, hemoglobin, platelet, prothrombin, and PSA, showed no significant differences in change from baseline to end of study between treatments.

Conclusions: LPCN 1021 was well tolerated and had a favorable safety profile in the long-term management of hypogonadal subjects. Notably, no hepatic safety concerns were identified and gastrointestinal AEs with oral LPCN 1021 were generally comparable to those with topically administered AndroGel 1.62%.

1Wang C, et al. Endo Rev. 2015;36(2) Suppl. Abstract OR34-5.